EMPLOYMENT AGREEMENT

This Employment Agreement (the "**Agreement**") is made and entered into as of December 14, 2022, by and between Maria Echevarria (the "**Executive**") and Gaucho Group Holdings, Inc., a Delaware corporation (the "**Company**" and, collectively with its affiliates, the "**Company Group**").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive's initial term of employment hereunder shall be from the period beginning on January 1, 2022 (the "**Effective Date**") through December 31, 2024 (the "**Initial Term**"). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least sixty (60) days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "**Employment Term**."

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive's position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors (the "**Board**"). Notwithstanding the foregoing, Executive may be employed by and may perform services for subsidiaries and affiliates of the Company, including, but not limited to, Hollywood Burger Holdings, Inc. ("**HBH**"), whether or not Executive is compensated for such employment and/or services; provided, however, that Executive's employment by HBH shall be subject to the terms and conditions of the Agreement to Share Office Space and Facilities between the Company and HBH dated April 1, 2010, as amended from time to time (the "**Sharing Agreement**"), pursuant to which the Company has agreed to permit its employees to provide services to or on behalf of HBH and HBH shall pay a percentage of the compensation paid to such employees by the Company, as revised from time to time. In addition, the Company acknowledges that any intellectual or other property that Executive develops or acquires which relates to the business of HBH is

the property of Executive or HBH, as applicable, even if developed on premises maintained by the Company or by using equipment or other property or facilities belonging to the Company. The Company has no right to any information or business developed by Executive for or on behalf of HBH, regardless of where, how or when developed. To the extent the provisions of this Section 2.2 conflict with Section 6 or Section 9, the terms of this Section 2.2 shall control.

3. Place of Performance. The principal place of Executive's employment shall be her home office; provided that, the Executive may be required to travel on Company business during the Employment Term. The Executive may work remotely from other locations so long as doing so does not interfere with the Executive's responsibilities under this Agreement.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's annual base salaries for the Initial Term shall be:

2022 annual base salary: $230,000

2023 annual base salary: $250,000

2024 annual base salary: $275,000

The Executive's base salary shall be reviewed at least annually by the Compensation Committee of the Board (the "**Compensation Committee**") and the Compensation Committee may increase or decrease Executive's base salary for any year other than 2022, based on the business plan presented by the Company for the applicable fiscal year. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "**Base Salary.**" If this Agreement is extended beyond the Initial Term, Executive shall continue to receive the then existing Base Salary, subject to adjustment by the Compensation Committee based on the business plan presented by the Company for the applicable fiscal year.

4.2 Annual Bonus.

(a) For each fiscal year ending during the Employment Term, Executive shall be eligible for an annual bonus (the "**Annual Bonus**"). The Annual Bonus shall consist of a target cash bonus ("**Target Cash Bonus**") and a target equity bonus ("**Target Equity Bonus**"). Executive will be eligible for a Target Cash Bonus based on the achievement of Executive's individual annual goals and targets established by the Executive and the Chief Executive Officer of the Company and approved by the Board (no later than April 15, 2022 for the first fiscal year during the Employment Term and no later than November of the prior applicable fiscal year for each subsequent fiscal year during the Employment Term) (the "**KPIs**") provided that, unless increased or decreased by the Board as set forth below, the maximum Target Cash Bonus that may be paid to the Executive is forty percent (40%) of Base Salary.

Executive will be eligible for a Target Equity Bonus based on the achievement of Executive's KPIs provided that, unless increased or decreased by the Board as set forth below, the maximum Target Equity Bonus that may be paid to the Executive is forty percent (40%) of Base Salary. The Target Equity Bonus may be subject to vesting conditions as determined by the Board at the time the KPIs are approved. The Board may increase or decrease Executive's Target Cash Bonus and/or Target Equity Bonus percentages for any year other than 2022, based on the business plan presented by the Company for the applicable fiscal year.

(b) The Annual Bonus, if any, will be paid within two-and-a-half (2-1/2) months after the end of the applicable fiscal year.

(c) The Target Equity Bonus shall be in the form of an equity award to be determined by the Board based on KPIs, to be issued within two-and-a-half (2-1/2) months after the end of the applicable fiscal year and in accordance with the 2018 Plan.

(d) Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year.

(e) Restrictions on Target Cash Bonus Payments. The Target Cash Bonus shall only be paid if both of the following criteria are met for the applicable fiscal year for which the Target Cash Bonus is earned, as determined by the Board:

(i) The Company had sufficient free cash flow (after the payment of any debt service) has been made to pay all projected cash bonus payments to the Company's employees (the "**Projected Bonus Amounts**"); provided, however, subject to the other provisions of this Section 4.2 and the other terms of this Agreement, if the Company has free cash flow (after the payment of any debt service) in the applicable fiscal year for which the Target Cash Bonus is earned ("**Actual Free Cash Flow**") in an amount less than the Project Bonus Amounts, the Executive's Target Cash Bonus shall be pro-rated in an amount equal to the Target Cash Bonus multiplied by the percentage obtained by dividing the Actual Free Cash Flow by the Projected Bonus Amounts; and

(ii) The Company generated positive earnings before interest, taxes, depreciation and amortization ("**EBITDA**").

To the extent the Target Cash Bonus (in full or any portion thereof) is not paid to the Executive (as a result of any of the applicable criteria not being met or the Executive receives only a pro-rated portion of the Target Cash Bonus) pursuant to this Section 2(e), the amount of the Target Cash Bonus not paid to the Executive (the "**Accrued Target Cash Bonus**") shall be accrued and paid at the earliest to occur of: (x) the Company has both (I) sufficient free cash flow (after the payment of any debt service) to pay all Accrued Target Cash Bonuses and all other accrued cash bonuses and (II) positive EBITDA, in each case as determined by the Board, (y) the Board

makes a determination to pay the Accrued Target Cash Bonus, or (z) the Accrued Target Cash Bonus is otherwise payable under the terms of this Agreement.

4.3 Intentionally Omitted.

4.4 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Company's 2018 Equity Incentive Plan or any successor plan (the "**2018 Plan**"), subject to the terms of the 2018 Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.

4.5 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.6 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "**Employee Benefit Plans**"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company will also provide health insurance (health, dental and vision) covering the Executive and Executive's dependents (which shall include Executive's immediate family). The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to ten (10) paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.8 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.9 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under Company's certificate of incorporation and bylaws, each of which may be amended from time to time, for acts and omissions in the Executive's capacity as an officer, director, or employee of the Company.

4.10 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such

law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.11 Issuance of Equity Awards and Conflicts. Notwithstanding anything in this Agreement to the contrary, all equity awards issued by the Company to the Executive pursuant to this Agreement, including but not limited to equity awards issued as part of the Annual Bonus, shall be issued pursuant to and governed by the terms and conditions of the Company's 2018 Plan. In the event the terms of this Agreement conflict with the terms of the Company's 2018 Plan, the terms of the Company's 2018 Plan shall control.

4.12 Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive's reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $5,000, provided that, any such payment shall be made on or before December 31, 2022.

5. Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 For Cause or Without Good Reason.

(a) The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the pay date immediately following the date of the Executive's termination in accordance with the Company's customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive's termination, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive's employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited in accordance with the 2018 Plan;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy;

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the date of the Executive's termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and

(v) a payment equal to the amount of all Accrued Target Cash Bonuses. This amount shall be paid on within thirty (30) days after the date of the Executive's termination.

Items 5.1(a)(i) through 5.1(a)(v) are referred to herein collectively as the "**Accrued Amounts**."

(b) For purposes of this Agreement, "**Cause**" shall mean:

(i) the Executive's willful failure to perform the Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive's willful failure to comply with any valid and legal directive of the Chief Executive Officer or the Board;

(iii) the Executive's engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(v) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive's material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii) the Executive's engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, none of the Executive's acts or failures to act shall be considered "willful" unless the Executive acts, or fails to act, in bad

faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive's actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c) For purposes of this Agreement, "**Good Reason**" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's prior written consent:

(i) a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a material reduction in the Executive's Annual Bonus opportunity;

(iii) a relocation of the Executive's principal place of employment by more than ten (10) miles;

(iv) any material breach by the Company of any provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(v) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi) a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(vii) a material adverse change in the reporting structure applicable to the Executive.

To terminate the Executive's employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ten (10) days of the initial existence of such grounds and the Company must have at least ten (10) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive's employment for Good Reason

within thirty (30) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive's right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6 and Section 8 of this Agreement and the Executive's execution, within 45 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "**Release**") (such 45-day period, the "**Release Execution Period**"), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) equal installment payments payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the Executive's Base Salary for the fiscal year that includes the date of the Executive's termination, which shall begin within fifteen (15) days following the date of the Executive's termination and continue until the first anniversary of the Executive's date of termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive's termination and ending on the first payment date if no delay had been imposed;

(b) a payment equal to the product of (i) the Annual Bonus (based on the maximum Target Cash Bonus and Target Equity Bonus), if any, that the Executive otherwise would have earned for the fiscal year that includes the date of the Executive's termination had no termination occurred, based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year of termination and the denominator of which is the number of days in such year (the "**Pro Rata Bonus**"). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2-1/2) months following the end of the fiscal year that includes the date of the Executive's termination;

(c) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("**COBRA**"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents. Such reimbursement shall be paid to the Executive on the 15th of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the date of the Executive's termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation

coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source paid on behalf of the Executive for the Executive and the Executive's dependents. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the "**ACA**"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(d) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2018 Plan and the applicable award agreements; provided that, any delays in the settlement or payment of such awards that are required under Section 409A ("**Section 409A**") of the Internal Revenue Code of 1986, as amended (the "**Code**") shall remain in effect.

5.3 Death or Disability.

(a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts;

(ii) any awards subject to the 2018 Plan; and

(iii) a lump sum payment equal to the Pro Rata Bonus, if any, that the Executive would have earned for the fiscal year that includes the date of the Executive's termination based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives, but in no event later than two-and-a-half (2-1/2) months following the end of the fiscal year that includes the date of the Executive's termination.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, "**Disability**" shall mean either: (1) the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or (2) the Executive is entitled to receive long-term disability benefits under the Company's

long-term disability plan. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("**Notice of Termination**") to the other party hereto in accordance with Section 18. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered if the Company terminates the Executive's employment without Cause, or no less than ten (10) days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive's employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5 Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates, except for Hollywood Burger Holdings, Inc.

6. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

6.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, "**Confidential Information**" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device

configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the areas of business in which the Company Group operates, including but not limited to hotel operations, hospitality, wine and beverage production, commercial and residential real estate development and retail product development and sales. The Executive understands and acknowledges that as a result of these efforts, the Company Group has created, and continues to use and create Confidential Information. This Confidential Information provides the Company Group with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Chief Executive Officer of the Company acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Chief Executive Officer of the Company acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Executive Officer of the Company.

(e) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission ("**SEC**"), the Financial Industry Regulatory Authority ("**FINRA**"), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("**DTSA**"). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that the Executive's obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive's employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

7. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Florida, county of Dade. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8. Restrictive Covenants.

8.1 Acknowledgement. The Executive understands that the nature of the Executive's position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company Group. The Executive understands and acknowledges that the services the Executive provides to the Company Group are unique, special, or extraordinary.

The Executive further understands and acknowledges that the Company Group's ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-Competition. Because of the Company Group's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the one year period after the Employment

Term, beginning on the last day of the Executive's employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company Group, the Executive agrees and covenants not to engage in Prohibited Activity within the any Geographic Region where the Company Group has a development (which as of the date of this Agreement is Argentina and Las, Vegas, Nevada). For the purposes of this Section 8, "**Geographic Region**" shall mean the entire country where any Company Group development is located, if other than the United States, and shall mean the city in the United States where any Company Group development is located.

For purposes of this Section 8, "**Prohibited Activity**" is activity in which the Executive contributes the Executive's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company Group, including those engaged in the business of hotel operations, hospitality, wine and beverage production, commercial and residential real estate development and retail product development and sales. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8.2 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Unless prohibited by such law or order, the Executive shall promptly provide written notice of any such order to the Chief Executive Officer of the Company.

8.3 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group, or attempt to do so, during the one year period beginning on the last day of the Executive's employment with the Company.

8.4 Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company Group, the Executive will have access to and learn about much or all of the Company Group's Customer Information. "**Customer Information**" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during the one year period beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

8.5 Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 8.5 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Unless prohibited by such law or order, the Executive shall promptly provide written notice of any such order to the Chief Executive Officer of the Company.

9. Proprietary Rights.

9.1 Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company Group or result from any work performed by the Executive for the Company Group (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "**Work Product**"), as well as any and all rights in and to United States and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or

forms of protection in any part of the world (collectively, "**Intellectual Property Rights**"), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

9.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

9.3 Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in the Executive's name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

10. No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work

Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company Group.

11. Entire Agreement. Unless specifically provided herein, this Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided, however, that if connection with any awards under the 2018 Plan, any conflict arises between the terms of this Agreement and the 2018 Plan, the 2018 Plan shall control.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

13. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16. Section 409A.

16.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other

expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

16.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive's termination or, if earlier, on the Executive's death (the "**Specified Employee Payment Date**"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

16.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

18. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Gaucho Group Holdings, Inc.
112 NE 41st Street, Suite 106, Miami, Florida, 33137
Attn: Chief Executive Officer

Email: smathis@gauchoholdings.com

If to the Executive:

[redacted]

19. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive's acceptance of employment with the Company and the performance of the Executive's duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive's acceptance of employment with the Company and the performance of the Executive's duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

20. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

21. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

22. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Gaucho Group Holdings, Inc.

By: */s/Scott Mathis*

Scott Mathis, Chief Executive Officer

EXECUTIVE

/s/Maria Echevarria

Maria Echevarria